Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 17, 2011, with respect to the financial statements of PL Propylene LLC, and our report dated June 17, 2011, with respect to the balance sheet of PetroLogistics LP, included in the Registration Statement (Form S-1) and related Prospectus of PetroLogistics LP.

/s/ Ernst & Young LLP

Houston, Texas
June 17, 2011